Exhibit 10.3
FORM OF

KADANT INC.

EXECUTIVE RETENTION AGREEMENT

THIS EXECUTIVE RETENTION AGREEMENT by and between KADANT INC., a Delaware corporation (the “Company”), and [Name] (the “Executive”) is effective as January 1, 2017 (the “Effective Date”).

WHEREAS, the Board of Directors of the Company (the “Board”) recognizes that, as is the case with many publicly‑held corporations, the possibility of a change in control of the Company exists and that such possibility, and the uncertainty and questions which it may raise among key personnel, may result in the departure or distraction of key personnel to the detriment of the Company and its stockholders;

WHEREAS, the Board has determined that appropriate steps should be taken to reinforce and encourage the continued employment and dedication of the Company's key personnel without distraction from the possibility of a change in control of the Company and related events and circumstances; and

NOW, THEREFORE, as an inducement for and in consideration of the Executive remaining in the Company’s employ and in consideration of the additional severance benefits set forth in this Agreement to be received by the Executive in the event the Executive’s employment with the Company is terminated under the circumstances described below subsequent to a “Change in Control” (as defined in Section 1.1), the Executive and the Company agree as follows:

1.    Key Definitions.

As used herein, the following terms shall have the following respective meanings:

1.1    “Change in Control” means an event or occurrence set forth in any one or more of subsections (a) through (d) below (including an event or occurrence that constitutes a Change in Control under one of such subsections but is specifically exempted from another such subsection):

(a)    the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership of any capital stock of the Company if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d‑3 promulgated under the Exchange Act) 40% or more of either (i) the then‑outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then‑outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change in Control: (i) any acquisition by the Company, (ii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (iii) any acquisition by any corporation pursuant to a transaction which complies with clauses (i) and (ii) of subsection (c) of this Section 1.1; or

(b)    such time as the Continuing Directors (as defined below) do not constitute a majority of the Board (or, if applicable, the Board of Directors of a successor corporation to the Company), where the term “Continuing Director” means at any date a member of the Board (i) who was a member of the Board on the date of the execution of this Agreement or (ii) who was nominated or elected subsequent to such date by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Board was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election; provided, however, that there shall be excluded from this clause (ii) any individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents, by or on behalf of a person other than the Board; or

(c)    the consummation of a merger, consolidation, reorganization, recapitalization or statutory share exchange involving the Company or a sale or other disposition of all or substantially all of the assets of the Company in one or a series of transactions (a “Business Combination”), unless, immediately following such Business Combination, each of the following two conditions is satisfied: (i) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, at least 60% of the then‑outstanding shares of common equity and the combined voting power of the then‑outstanding securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring entity in such Business Combination (which shall include an entity that as a result of such transaction owns the Company or substantially all of the Company's assets either directly or through one or more subsidiaries) (such resulting or acquiring entity is referred to herein as the “Acquiring Entity”) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, respectively; and (ii) no Person (excluding the Acquiring Entity or any employee benefit plan (or related trust) maintained or sponsored by the Company or by the Acquiring Entity) beneficially owns, directly or indirectly, 40% or more of the then outstanding shares of common stock of the Acquiring Entity, or of the combined voting power of the then‑outstanding securities of such entity entitled to vote generally in the election of directors; or

(d)    approval by the stockholders of the Company of a complete liquidation or dissolution of the Company;

provided, in each case, that such event also constitutes a “change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(5) if necessary to avoid the imposition of additional taxes under Section 409A (as defined below).

1.2    “Cause” means the Executive's (i) refusal to perform, or gross negligence in the performance of, the Executive’s duties and responsibilities to the Company or any of its Affiliates; (ii) material breach of any other agreement with the Company or any of its Affiliates; (iii) other conduct that is reasonably likely to be materially harmful to the business, interests or reputation of the Company or any of its Affiliates; (iv) fraud, embezzlement or other material dishonesty with respect to the Company or any of its Affiliates; (v) conviction of, or pleading guilty or no contest to, any crime involving moral turpitude or any felony; or (vi) material breach of any confidentiality/non-competition/ non-solicitation agreement with the Company. With respect to a breach of (i), (ii), or (iii), the Executive will be given 30 days, after written notice of such breach, to cure a breach to the reasonable satisfaction of the Company.

1.3     “Change in Control Date” means the first date during the Term (as defined in Section 2) on which a Change in Control occurs.

1.4    “Good Reason” means the occurrence, without the Executive's written consent, of any of the events or circumstances set forth in clauses (a) through (d) below on or after the Change in Control Date:

(a)    any action by the Company that results in a material diminution in the Executive’s authority, duties or responsibilities;

(b)    any material reduction in the Executive’s base compensation (including base salary and target reference bonus) then in effect or, if higher, the base compensation in effect immediately before the Change in Control Date;

(c)    a change by the Company in the location at which the Executive performs his or her principal duties for the Company to a new location that is both (i) outside a radius of 50 miles from the Executive's principal residence immediately prior to proposed change and (ii) more than 30 miles from the location at which the Executive performed his or her principal duties for the Company immediately prior to the proposed change; or

(d)    any other action or inaction by the Company that constitutes a material breach of this Agreement or the employment agreement or arrangement under which the Executive provides services.

Notwithstanding the occurrence of any such event or circumstance, such occurrence will not be deemed to constitute Good Reason unless (x) the Executive gives the Company the notice of termination no more than 90 days after the initial existence of such event or circumstance (or series of either), (y) such event or circumstance has not been fully corrected within 30 days of the Company’s receipt of such notice (including reasonable compensation for any losses or damages resulting therefrom) and (z) the Date of Termination occurs within 30 days following the end of the correction period if the Good Reason has not been corrected.

The Executive's right to terminate his or her employment for Good Reason shall not be affected by the Executive’s incapacity due to physical or mental illness.

1.5    “Disability” means the Executive's absence from the full‑time performance of the Executive's duties with the Company for 180 consecutive calendar days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive's legal representative.

    2.    Term of Agreement. This Agreement, and all rights and obligations of the parties hereunder, shall take effect upon the Effective Date and shall expire upon the first to occur of (a) the expiration of the Term (as defined below) if a Change in Control has not occurred during the Term, (b) the date 24 months after the Change in Control Date, if the Executive is still employed by the Company as of such later date, or (c) the fulfillment by the Company of all of its obligations under Sections 4 and 5.2 if the Executive's employment with the Company terminates within 24 months following the Change in Control Date. “Term” shall mean the period commencing as of the Effective Date and continuing in effect through December 31, 2017; provided, however, that commencing on January 1, 2018 and each January 1, thereafter, the Term shall be automatically extended for one additional year unless, not later than 90 days prior to the scheduled expiration of the Term (or any extension thereof), the Company shall have given the Executive written notice that the Term will not be extended. Nonextension of the Agreement does not terminate the Executive’s employment nor entitle the Executive to any payments under this Agreement, nor are any such payments due on a termination of employment or resignation for Good Reason that occurs before a Change in Control Date or after the term of this Agreement.

3.    Employment Status; Termination Following Change in Control.

3.1    Not an Employment Contract. The Executive acknowledges that this Agreement does not constitute a contract of employment or impose on the Company any obligation to retain the Executive as an employee and that this Agreement does not prevent the Executive from terminating employment at any time. If the Executive's employment with the Company terminates for any reason and subsequently a Change in Control shall occur, the Executive shall not be entitled to any benefits hereunder.

3.2    Termination of Employment.     If the Change in Control Date occurs during the Term, any termination of the Executive's employment by the Company or by the Executive within 24 months following the Change in Control Date (other than due to the death of the Executive) shall be communicated by a written notice to the other party hereto (the “Notice of Termination”), given in accordance with Section 8. The effective date of an employment termination (the “Date of Termination”) shall be the close of business on the date specified in the Notice of Termination (which date may not be less than 15 days or more than 120 days after the date of delivery of such Notice of Termination), in the case of a termination other than one due to the Executive's death, the date of the Executive's death, or a resignation for Good Reason as the case may be. If the Notice of Termination is provided by the Executive other than for Good Reason, the Company may, in its discretion, accept the termination and provide that it is effective as of an earlier date than the date specified in the notice (but not less than 15 days without the Executive’s consent). In the event the Company fails to satisfy the requirements of this Section 3.2 regarding a Notice of Termination, the purported termination of the Executive’s employment pursuant to such Notice of Termination shall not be effective for purposes of this Agreement.

4.    Benefits to Executive.

4.1    Compensation. If the Change in Control Date occurs during the Term and the Executive's employment with the Company terminates within 24 months following the Change in Control Date, the Executive shall be entitled to the following benefits:

(a)    Termination Without Cause or for Good Reason. If the Executive's employment with the Company is terminated by the Company (other than for Cause, Disability or Death) or by the Executive for Good Reason within 24 months following the Change in Control Date, then the Executive shall be entitled to the following benefits:

(i)    the Company shall pay to the Executive in cash the aggregate of the following amounts, within 30 days after the Date of Termination (or such earlier date as applicable law may require), except as provided below: (A) any unpaid base salary through the Date of Termination and unpaid accrued vacation pay; (B) the annual bonus paid or payable (including any bonus or portion thereof which has been earned but deferred, to the extent payment is permitted by Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A” of the “Code”) at this time) for the most recently completed fiscal year (if such bonus has not yet been paid), with payment under this clause (B) to be made when bonuses for such fiscal year are paid to continuing executives of the Company (but in any event no later than March 15 of the year following the completed fiscal year); (C) the product of (x) the greater of (I) the annual bonus paid or payable to the Executive (including any bonus or portion thereof which has been earned but deferred) for the most recently completed fiscal year and (II) the Executive’s target or reference bonus for the fiscal year in which the Date of Termination took place and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination, and the denominator of which is 365; (D) the amount of any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon), subject to any payment delays required by Section 409A; and (E) reimbursement for any unpaid, valid business expenses that are approvable in accordance with Company policy and that have been submitted by the Date of Termination (and must pay any valid business expenses timely submitted after such date in accordance with Company policy), in each case to the extent not previously paid (the sum of the amounts described in clauses (A)-(E) shall be hereinafter referred to as the “Accrued Obligations”); and

(ii)    except as required by Section 4.3(c) below, on or in the first payroll following the Release Effective Date as provided below in Section 4.1(d) (relating to a release of claims),

(I)    Cash Severance - the amount equal to (A) two multiplied by (b) the sum of (x) the Executive's annual base salary at the highest level in effect in either (i) the 12 month period ending on the Change in Control Date or (ii) the 12 month period ending on the Date of Termination and (y) the greater of (I) the Executive's average annual bonus

(annualized for partial years of employment) in the three or fewer fiscal years of employment preceding the Date of Termination and (II) the Executive’s target or reference bonus for the fiscal year in which the Change in Control Date or Date of Termination took place, whichever target or reference bonus is larger;

(II)    COBRA Premiums - provided the Executive timely elects and remains eligible for benefits continuation pursuant to the federal “COBRA” laws, the Company shall pay the COBRA premiums for coverage under the group health and dental insurance coverage provided to the Executive and the Executive’s family equal to the coverage they would have received if the Executive’s employment had not been terminated (less the Executive’s portion of the premiums the Executive would have paid as an active employee) for a period of eighteen months from the Date of Termination, provided that any such payments and related coverage shall be discontinued in the event that the Executive ceases to be eligible for or to elect such COBRA coverage during such period. The Company may also end its payment of premiums earlier (but not the eligibility for COBRA) if it reasonably determines that applicable laws or regulations are likely to cause the payment of these premiums to trigger taxes or penalties on the Company or other medical plan participants or on the Executive (beyond, if taxable to the Executive, the tax to the Executive on the amount of the premiums); provided further, however, that if the COBRA premiums cannot be provided because of foregoing issue, then the Company will pay to the Executive an amount equal to the cost the Executive will incur in acquiring such benefits directly as a result of the Company’s not providing such benefits if it can do so without incurring penalties or taxes on itself or other participants;

(III)    Other Benefits - to the extent not previously paid or provided, the Company shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive following the Executive's termination of employment under any plan, program, policy, practice, contract or agreement of the Company and its affiliated companies (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”), including any amounts or benefits related to the Executive’s employment and any amounts or benefits that the Company extends by their terms to former employees, in each case providing the Company’s including the Executive as a former employee is permitted under applicable law;

(IV)    Retirement Plan Benefits - If not already vested and to the extent permitted by applicable law, the Executive shall be deemed fully vested as of the Date of Termination in any Company retirement plans, supplemental executive retirement plans or other written agreements between the Executive and the Company relating to pay or other benefits upon retirement in which the Executive was a participant, party or beneficiary immediately prior to the Change in Control, and any additional plans or agreements in which such Executive became a participant, party or beneficiary after the Change in Control and before the Date of Termination. In addition to the foregoing, the Company shall pay to the Executive an amount equal to the present value of the incremental benefit (as determined by the Company’s plan actuaries) to the Executive under the Company’s retirement plan and supplemental executive retirement plan in which the Executive was a participant, in each case that the Executive would have received under such plans had the Executive continued to be a participant in such plans for a period of two years after the Date of Termination, together with the matching contributions the Company would have made to its 401(k) plan if the Executive had contributed for those two years at the same rate and under the same match formula as was in place immediately prior to the Date of Termination. For purposes of determining the amounts to be paid to the Executive under such plans or agreements, the years of service with the Company and the age of the Executive under all such plans and agreements shall be deemed increased by twenty-four (24) months. For purposes of this Section 4.1(a)(ii)(IV), the term “plans” includes the Company’s qualified pension plan, non-qualified pension plans, profit-sharing plans and 401(k) plans, and any companion, successor or amended plans, and the term “agreements” includes the terms of any offer letter leading to the Executive’s employment with the Company where the Executive was a signatory thereto, any written amendments to the foregoing and any subsequent amendments on such matters; and

(V) Stock Acceleration. Subject to satisfaction of the release requirements of Section 4.1(d), any unvested portions of outstanding options to purchase shares of Common Stock of the Company and unvested restricted stock units held by the Executive shall become provisionally fully vested on the Date of Termination, but any such provisionally vested portions of the options may not be exercised nor will any shares of Common Stock with respect to the provisionally vested restricted stock units be issued until the Release Effective Date. If the Executive does not timely execute and return or does revoke the Release, the provisionally vested options and restricted stock units will be forfeited upon the earlier of the 60th day after the Date of Termination (or such earlier date as the Company requires the Release to be effective) or the date the Executive informs the Company that the Executive will not be executing or will be revoking the Release. Notwithstanding the foregoing, the vesting provisions apply only to awards granted by the Company before the Change in Control Date. The provisions of this Section 4.1(a)(ii)(V) are not intended to override more favorable treatment that may be provided by the applicable equity plan or under the agreements effectuating the Change in Control, nor do they accelerate vesting of performance-based awards beyond the vesting such awards provide on a Change in Control.

(b)    Resignation without Good Reason; Termination for Death or Disability. If the Executive voluntarily terminates his or her employment with the Company within 24 months following the Change in Control Date, excluding a termination for Good Reason, or if the Executive's employment with the Company is terminated by reason of the Executive's death or Disability within 24 months following the Change in Control Date, then the Company shall (i) pay the Executive (or the Executive’s estate, if applicable), on the same timing as is provided above on a termination without Cause, the Accrued Obligations and (ii) timely pay or provide to the Executive the Other Benefits.

(c)    Termination for Cause. If the Company terminates the Executive's employment with the Company for Cause within 24 months following the Change in Control Date, then the Company shall (i) pay the Executive, on the same timing as is provided above on a termination without Cause, the sum of (A) the Executive's accrued but unpaid annual base salary and accrued but unpaid vacation through the Date of Termination and (B) the amount of any compensation previously deferred by the Executive, in each case to the extent not previously paid and to the extent payment at that time is permitted under Section 409A, and (ii) timely pay or provide to the Executive the Other Benefits.

(d)    Required Release. The Company’s obligation to provide severance pay and other benefits under this Agreement is subject (a) to the Executive’s signing a release of claims in favor of the Company, confirmation of continued compliance with restrictive covenants, and post-employment cooperation on a form with customary terms to be supplied by the Company at or promptly following the Date of Termination, which release becomes enforceable within 60 days (or such shorter period as the Company specifies) following the Date of Termination (the “Release”) and (b) to the Executive’s meeting in full the Executive’s obligations under any restrictive covenants agreements in effect between the Executive and the Company. The “Release Effective Date” is the date the Release becomes enforceable, provided that if the 60 day period for providing an enforceable Release extends into a calendar year subsequent to the year containing the Date of Termination, the Release Effective Date will be treated solely for payment timing purposes (but not equity award acceleration) as occurring no earlier than the first business day of such subsequent year.

4.2    Parachute Cutback.

(a)    In the event that any payment or benefit received or to be received by the Executive pursuant to this Agreement or otherwise (“Payments”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code and (ii) but for this section, be subject to the excise tax imposed by Section 4999 of the Code, any successor provisions, or any comparable federal, state, local or foreign excise tax (“Excise Tax”), then, subject to the provisions of this Section 4.2, such Payments shall be either (A) provided in full pursuant to the terms of this Agreement or any other applicable agreement, or (B) provided as to such lesser extent that would result in no portion of such Payments being subject to the Excise Tax (“Reduced Amount”), whichever of the foregoing amounts, taking into account the applicable federal, state, local and foreign income, employment and other taxes and the Excise Tax (including any interest or penalties on such taxes), results in the receipt by the Executive, on an after-tax basis, of the greatest amount of payments and benefits provided for hereunder or otherwise, notwithstanding that all or some portion of such Payments may be subject to the Excise Tax.

(b)    Unless the Company and the Executive otherwise agree in writing, any determination required under this Section 4.2 shall be made by an independent advisor designated by the Company and reasonably acceptable to Executive (the “Independent Advisor”), whose determination shall be conclusive and binding upon the Executive and the Company for all purposes. For purposes of making the calculations required under this Section, the Independent Adviser may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Executive shall furnish to the Independent Adviser such information and documents as the Independent Adviser may reasonably request in order to make a determination under this Section. The Company shall bear all costs that the Independent Adviser may incur in connection with any calculations contemplated by this Section. The reduction of the Payments payable hereunder, if applicable, shall be made by first reducing the cash payments under Section 4.1(a)(ii)(I), second by reducing

COBRA premiums under Section 4.1(a)(ii)(II) and lastly by reducing any other Payments in a manner determined by the Company, in consultation with Executive.

(c) If, notwithstanding any reduction described in Section 4.2 (or in the absence of any such reduction), the Internal Revenue Service (“IRS”) determines that the Executive is liable for the Excise Tax as a result of the receipt of one or more Payments, then the Executive shall be obligated to surrender or pay back to the Company, within 120 days after a final IRS determination, an amount of such payments or benefits equal to the “Repayment Amount.” The Repayment Amount with respect to such Payments shall be the smallest such amount, if any, as shall be required to be surrendered or paid to the Company so that Executive’s net proceeds with respect to such Payments (after taking into account the payment of the excise tax imposed on such Payments) shall be maximized. Notwithstanding the foregoing, the Repayment Amount with respect to such Payments shall be zero if a Repayment Amount of more than zero would not eliminate the Excise Tax imposed on such Payments or if a Repayment Amount of more than zero would not maximize the net amount received by Executive from the Payments. If the Excise Tax is not eliminated pursuant to this Section 4.3, Executive shall pay the Excise Tax.

4.3    Outplacement Services. If the Executive is terminated by the Company (other than for Cause, Disability or Death), or the Executive terminates employment for Good Reason, within 24 months following the Change in Control Date, the Company shall provide outplacement services through one or more outside firms of the Executive’s choosing up to an aggregate of $20,000 with such services to extend until the earlier of (i) 12 months following the termination of Executive’s employment or (ii) the date the Executive secures full time employment

4.4    Mitigation. The Executive shall not be required to mitigate the amount of any payment or benefits provided for in this Section 4 by seeking other employment or otherwise. Further, except as provided in Section 4.2(a)(ii)(II), the amount of any payment or benefits provided for in this Section 4 shall not be reduced by any compensation earned by the Executive as a result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the Company or otherwise.

4.5    Payments Subject to Section 409A. Subject to the provisions in this Section 4.5, any severance payments or benefits under this Agreement shall begin only upon the date of the Executive’s “separation from service” (determined as set forth below) which occurs on or after the date of termination of the Executive’s employment. The following rules shall apply with respect to distribution of the payments and benefits, if any, to be provided to the Executive under this Agreement:

(a)     It is intended that each installment of the severance payments and benefits provided under this Agreement shall be treated as a separate “payment” for purposes of Section 409A. Neither the Company nor the Executive shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.

(b)     If, as of the date of Executive’s “separation from service” from the Company, the Executive is not a “specified employee” (within the meaning of Section 409A), then each installment of the severance payments and benefits shall be made on the dates and terms set forth in this Agreement.

(c)     If, as of the date of the Executive’s “separation from service” from the Company, the Executive is a “specified employee” (within the meaning of Section 409A), then:

(i)     Each installment of the severance payments and benefits due under this Agreement that, in accordance with the dates and terms set forth herein, will in all circumstances, regardless of when the separation from service occurs, be paid within the Short-Term Deferral Period (as hereinafter defined) shall be treated as a short-term deferral within the meaning of Treasury Regulation § 1.409A-1(b)(4) to the maximum extent permissible under Section 409A. For purposes of this Agreement, the “Short-Term Deferral Period” means the period ending on the later of the fifteenth day of the third month following the end of the Executive’s tax year in which the separation from service occurs and the fifteenth day of the third month following the end of the Company’s tax year in which the separation from service occurs; and

(ii)     Each installment of the severance payments and benefits due under this Agreement that is not described in subsection (c)(i) above and that would, absent this subsection, be paid within the six-month period following the Executive’s “separation from service” from the Company shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, the Executive’s death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following the Executive’s separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of this sentence shall not apply to any installment of severance payments and benefits if and to the maximum extent that that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation § 1.409A-1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service). Any installments that qualify for the exception under Treasury Regulation § 1.409A-1(b)(9)(iii) must be paid no later than the last day of the Executive’s second taxable year following the taxable year in which the separation from service occurs. The six-month delay shall also apply to deferred compensation (as determined under Section 409A) provided under other plans or agreements covering the Executive when required for compliance with Section 409A.

(d)     The determination of whether and when the Executive’s separation from service from the Company has occurred shall be made and in a manner consistent with, and based on the presumptions set forth in, Treasury Regulation § 1.409A-1(h). Solely for purposes of this paragraph (d), “Company” shall include all persons with whom the Company would be considered a single employer under Section 414(b) and 414(c) of the Code.

(e)     All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A, including, where applicable, the requirements that (i) any reimbursement is for expenses incurred during the Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit.

(f)     This Agreement is intended to comply with the provisions of Section 409A and the Agreement shall, to the extent practicable, be construed in accordance therewith. The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A and do not satisfy an exemption from, or the conditions of, Section 409A.

5.    Disputes.

5.1    Settlement of Disputes; Arbitration. All claims by the Executive for benefits under this Agreement shall be directed to and determined by the Board of Directors of the Company and shall be in writing. Any denial by the Board of Directors of a claim for benefits under this Agreement shall be delivered to the Executive in writing and shall set forth the specific reasons for the denial and the specific provisions of this Agreement relied upon. The Board of Directors shall afford a reasonable opportunity to the Executive for a review of the decision denying a claim. Any further dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Boston, Massachusetts, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction.

5.2    Expenses. The Company agrees to pay as incurred, to the full extent permitted by law, all legal, accounting and other fees and expenses which the Executive may reasonably incur as a result of any claim or contest (regardless of the outcome thereof, except as provided in the next sentence) by the Company, the Executive or others regarding the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive regarding the amount of any payment or benefits pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Code. If the arbitration determines that the Executive’s claims or positions were predominately frivolous, it may require the Executive to repay any such fees and expenses, with interest as determined under the preceding sentence.

6.    Successors.

6.1    Successor to Company. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Agreement to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as defined above and any successor to its business or assets as aforesaid which assumes and agrees to perform this Agreement, by operation of law or otherwise.

6.2    Successor to Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amount would still be payable to the Executive or the Executive’s family hereunder if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of the Executive's estate.

7.    Notice. All notices, instructions and other communications given hereunder or in connection herewith shall be in writing. Any such notice, instruction or communication shall be sent either (i) by registered or certified mail, return receipt requested, postage prepaid, or (ii) prepaid via a reputable nationwide overnight courier service, in each case addressed to the Company, to the attention of the General Counsel, at One Technology Park Drive, Westford, Massachusetts 01886 and to the Executive at the Executive’s principal residence as currently reflected on the Company’s records (or to such other address as either the Company or the Executive may have furnished to the other in writing in accordance herewith). Any such notice, instruction or communication shall be deemed to have been delivered five business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent via a reputable nationwide overnight courier service. Either party may give any notice, instruction or other communication hereunder using any other means, but no such notice, instruction or other communication shall be deemed to have been duly delivered unless and until it actually is received by the party for whom it is intended.

8.    Miscellaneous.

8.1    Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

8.2    Injunctive Relief. The Company and the Executive agree that any breach of this Agreement by the Company is likely to cause the Executive substantial and irrevocable damage and therefore, in the event of any such breach, in addition to such other remedies which may be available, the Executive shall have the right to specific performance and injunctive relief.

8.3    Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the internal laws of the Commonwealth of Massachusetts, without regard to conflicts of law principles.

8.4    Waivers. No waiver by the Executive or the Company at any time of any breach of, or compliance with, any provision of this Agreement to be performed by the other shall be deemed a waiver of that or any other provision at any subsequent time.

8.5    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but both of which together shall constitute one and the same instrument.

8.6    Tax Withholding. Any payments provided for hereunder shall be paid net of any applicable tax withholding required under federal, state or local law.

8.7    Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto in respect of the subject matter contained herein, including specifically the Prior Agreement; and any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and cancelled.

8.8    Amendments. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Executive.

8.9    Interpretation. The Company and the Executive agree that this Agreement will be construed without regard to any presumption or rule requiring construction or interpretation against the drafting party. References in this Agreement to “include” or “including” should be read as though they said “without limitation” or equivalent forms.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first set forth above.

KADANT INC.

________________________________
By:     Jonathan W. Painter
Chairman and Chief Executive Officer

EXECUTIVE

___________________________________
[Name]

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